Exhibit 10.7

COOPER-STANDARD AUTOMOTIVE INC.

EXECUTIVE SEVERANCE PAY PLAN

Effective January 1, 2011

COOPER-STANDARD AUTOMOTIVE INC.

EXECUTIVE SEVERANCE PAY PLAN

i

COOPER-STANDARD AUTOMOTIVE INC.

EXECUTIVE SEVERANCE PAY PLAN

1. General Statement of Purpose. The Board of Directors (the “Board”) of Cooper-Standard Automotive Inc. (the “Company”) has considered the effect the departure of certain executives may have on the Company and such executives, including departures in connection with a change of control of the Company. The executives have made and are expected to continue to make major contributions to the short-term and long-term profitability, growth and financial strength of the Company. The Company, recognizing the importance of retaining key executives, desires to assure itself of both the present and future continuity of management, desires to establish certain minimum severance benefits for certain of its executives, and wishes to ensure that its executives are appropriately protected and are not practically disabled from discharging their duties at any time, including in connection with a potential change of control of the Company.

As a result, the Board believes that the Cooper-Standard Automotive Inc. Executive Severance Pay Plan (the “Plan”) will assist the Company in attracting and retaining qualified executives.

2. Effective and Termination Dates. The “Effective Date” of the Plan is January 1, 2011. The Plan will automatically terminate on the later of (i) December 31, 2015 or (ii) the second anniversary of a Change of Control (the “Termination Date”); provided, however, that on each December 31, commencing with the year 2015, the Termination Date will automatically be extended for an additional year unless, not later than 120 calendar days prior to such date, the Company shall have given written notice to the Executives that the Termination Date is not to be so extended.

3. Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates otherwise:

(a) “Affiliate” shall mean, with respect to an entity, any entity directly or indirectly controlling, controlled by, or under common control with such first entity.

(b) “Annual Compensation” means the sum of (i) the Executive’s Base Pay as in effect immediately prior to his or her termination and (ii) the target annual incentive payment amount under the Executive’s annual cash incentive compensation award for the year prior to the year in which the Executive’s termination occurs.

(c) “Base Pay” means, with respect to each Executive, the rate of annual base salary, as in effect from time to time. Notwithstanding the foregoing, if an Executive is terminating employment for Good Reason as a result of a material reduction in his Base Pay, then for purposes of Section 5, the term “Base Pay” shall mean such pay as determined prior to such reduction.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means that, prior to any termination of employment pursuant to Section 4(b), the Executive shall have committed:

(i) any act or omission constituting a material breach by the Executive of any of his significant obligations to or agreements with the Company or its Affiliate or the continued failure or refusal of the Executive to adequately perform the duties reasonably required by the Company or its Affiliate which, in either case, is or may be materially injurious to the financial condition or business reputation of, or otherwise is or may be materially injurious to, the Company or its Affiliate, after notification by the Board of such breach, failure or refusal and failure of the Executive to correct such breach, failure or refusal within thirty (30) days of such notification (other than by reason of the incapacity of the Executive due to physical or mental illness); or

(ii) the commission by and indictment of the Executive of a felony, or the perpetration by and criminal conviction of or civil verdict finding the Executive committed a dishonest act or common law fraud against the Company or its Affiliate (for the avoidance of doubt, conviction and civil verdict, in each case, shall mean when no further appeals may be taken by the Executive from such conviction or civil verdict and such conviction or civil verdict becomes final and binding upon the Executive with no further right of appeal); or

(iii) any other willful act or omission which is or may be materially injurious to the financial condition or business reputation of, or otherwise is or may be materially injurious to, the Company or its Affiliate, after notification by the Board of such act or omission and failure of the Executive to correct such act or omission within thirty (30) days of such notification (other than by reason of the incapacity of the Executive due to physical or mental illness).

Any notification to be given by the Board in accordance with Section 3(e)(i) or 3(e)(iii) shall specifically identify the breach, failure, refusal, act or omission to which the notification relates and, in the case of Section 3(e)(i) or 3(e)(iii) shall describe the actual or potential injury to the Company or its Affiliate.

For the avoidance of doubt and for the purpose of determining Cause, the exercise of business judgment by the Executive shall not be determined to be Cause, even if such business judgment materially injures the financial condition or business reputation of, or is otherwise materially injurious to the Company or any of its Affiliates, unless such business judgment by the Executive was not made in good faith, or constitutes willful or wanton misconduct, or was an intentional violation of state or federal law.

(f) “Change of Control” means the occurrence of any of the following events after the Effective Date (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of CSH to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act other than

Permitted Holders or (ii) any person or group other than Permitted Holders is or becomes the “beneficial owner” (as defined in Rules 13d-3 and l3d-5 under the Exchange Act), directly or indirectly, of greater than or equal to 50% of the total voting power of the voting stock of CSH, including by way of merger, consolidation or otherwise. Notwithstanding that a transaction or series of transactions does not constitute a Change of Control, with respect to any Executive it shall be deemed a Change of Control for purposes of the Executive’s entitlement’s hereunder if clause (i), above, is satisfied in respect of the business or division in which such Executive is principally engaged. For the avoidance of doubt (x) a Change of Control pursuant to the immediately preceding sentence shall not apply to any Executive whose employment is not primarily with and for the business or division that is sold and (y) notwithstanding anything to the contrary herein, neither (A) the listing of the common stock of CSH or the Company on a national securities exchange nor (B) a Public Offering shall itself constitute a Change of Control.

(g) “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto. Any reference to a specific provision of the Code shall be deemed to include any successor provision thereto.

(h) “Committee” means the Board or any committee to which the Board delegates duties and powers hereunder.

(i) “CSH” means Cooper-Standard Holdings Inc.

(j) “Employee Benefits” means the perquisites, benefits and service credit for benefits as provided under any and all employee; retirement income and welfare benefit policies, plans, programs or arrangements in which an Executive is entitled to participate, including without limitation any savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, stock option, performance share, performance unit, stock purchase, stock appreciation, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any policies, plans, programs or arrangements that may be adopted hereafter by the Company or its Affiliate.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act shall be deemed to include any successor provision thereto.

(l) “Executive” means an employee of the Company duly appointed by the Board as an authorized signatory of CSH and the Company for all purposes.

(m) “Executive Officer” means an employee of the Company who is an “officer” within the meaning of Rule 16a-1(f) promulgated under the Exchange Act or, if at any time the Company does not have a class of securities registered pursuant to Section 12 of the Exchange Act, an employee of the Company who would be deemed an “officer” within the meaning of Rule 16a-1(f) if the Company had a class of securities so registered, as determined by the Board in its discretion.

(n) “Good Reason” means the occurrence, without the Executive’s consent, of any of the following prior to the end of the Severance Period:

(i) (A) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company which the Executive held immediately prior to the Change of Control, or (B) a reduction in the Executive’s Base Pay or opportunities for incentive compensation pursuant to any incentive compensation plan or program established by the Company other than a reduction which is applied generally to other Executives in a similar manner, any of which is not remedied by the Company within thirty (30) calendar days after receipt by the Company of written notice from the Executive of such change or reduction; or

(ii) the Company requires the Executive to have his principal location of work changed to any location that is in excess of 50 miles from the location thereof immediately prior to or after the Change of Control.

Any notification to be given by the Executive in accordance with Section 3(n)(i) or 3(n)(ii) shall specifically identify the change, reduction or breach to which the notification relates and must be given by the Executive within ninety (90) days of the initial existence of the conditions giving rise to such change, reduction or breach. Failure of the Executive to timely provide notice to the Company shall be deemed to constitute the Executive’s consent to such change, reduction or breach and the Executive shall thereafter waive his right to terminate for Good Reason as a result of such specific change, reduction or breach. For the Executive to be considered to have terminated for “Good Reason”, the Executive must Separate from Service no later than sixty (60) days following the existence of the Good Reason.

(o) “Permitted Holders” means, as of the date of determination, any and all of (i) an employee benefit plan (or trust forming a part thereof) maintained by the Company or its Affiliate, or (ii) any corporation or other person of which a majority of its voting power of its voting securities or equity interest is owned, directly or indirectly, by the Company.

(p) “Public Offering” means the first day as of which (i) sales of the common stock of CSH or the Company are made to the public in the United States pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, or (ii) the Board has determined that shares of the common stock of CSH or the Company otherwise have become publicly traded for this purpose.

(q) “Separation from Service” means the date an Executive separates from service from the Company and its Subsidiaries within the meaning of, and applying the default rules of, the regulations promulgated under Code Section 409A.

(r) “Severance Pay” means the amounts payable and benefits provided as set forth in Section 5(a) or 5(b).

(s) “Severance Period” means the period of time commencing on the date of the first occurrence of a Change of Control and continuing until the earlier of (i) the second anniversary of the occurrence of the Change of Control or (ii) the Executive’s death.

(t) “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then-outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors (or members of any similar governing body) or in which the Company has the right to receive 50% or more of the distribution of profits or 50% of the assets or liquidation or dissolution.

4. Eligibility; Termination of Employment.

(a) Subject to the limitations described below, all Executives shall be eligible to participate in the Plan immediately upon being appointed an Executive and shall remain covered hereunder for so long as such individual remains in an Executive position; provided, however, that:

(i) If an Executive has an employment or similar agreement that specifically provides for severance benefits, such Executive shall be ineligible hereunder for so long as such agreement is in effect; and

(ii) In the event of a Change of Control described in the second to last sentence of Section 3(f), the Plan shall only apply to: (i) Executives who are employed immediately prior to the date that the Change of Control occurs with the group whose assets are being sold as a result of the Change of Control and (ii) Executives who are employed by the corporate headquarters of the Company immediately prior to the date that such Change of Control occurs and in each case (A) whose positions are transferred to the successor of the group whose assets are being sold, or (B) whose employment is terminated as a result of the Change of Control.

(b) If an Executive’s employment is terminated by the Company and such termination is without Cause, or if an Executive’s employment is terminated by the Executive for Good Reason, then the Executive will be entitled to the Severance Pay described in Section 5.

(c) A termination pursuant to Subsection (b) will not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company providing Employee Benefits (other than as expressly provided in such agreement, policy, plan, program or arrangements), which rights shall be governed by the terms thereof.

(d) Notwithstanding the preceding provisions of this Section, an Executive will not be entitled to Severance Pay if his employment with the Company is terminated because:

(i) of the Executive’s death; or

(ii) the Executive becomes permanently disabled within the meaning of, and is eligible to receive disability benefits pursuant to, the long-term disability plan as then in effect.

5. Severance Pay.

(a) Subject to the provisions of this Plan, including but not limited to Section 5(b) and Section 6, if an Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, then the Company will pay or provide to the Executive as Severance Pay the following:

(i) A single lump sum cash payment equal to (x) with respect to the Executive who is the Chief Executive Officer of the Company, two (2) times such Executive’s Annual Compensation, (y) with respect to Executives who are Executive Officers of the Company, one and a half (1.5) times such Executive’s Annual Compensation, and (z) with respect to all other Executives, one (1) times such Executive’s Annual Compensation. Except as provided in Section 5(e), payment of the lump sum shall be made forty-five (45) days after the date of the Executive’s Separation from Service.

(ii) A single lump sum cash payment of the pro rata portion of the annual cash incentive compensation award, if any, granted to the Executive for the year in which such termination occurs, determined by multiplying (x) the payout amount due under the award based on actual performance results for the year, by (y) the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment. Payment of the prorated annual cash incentive will be made following the end of the performance period and when the payment would have otherwise been made had Executive’s employment not terminated.

(iii) For eighteen (18) months (for the Chief Executive Officer and any Executive Officer) and twelve (12) months (for all other Executives) following his date of termination, provided the Executive timely makes an election to continue health plan coverage pursuant to COBRA, the Company shall charge the Executive only the premiums or contributions being paid during such period by similarly situated active employees for such coverage. Notwithstanding the foregoing, with respect to any fully-insured health plan, if the Company determines that the provision of such coverage would be considered discriminatory such that the Company would be subject to an excise tax for providing such coverage, then this provision shall cease to apply as of the date of such determination and the Executive shall be entitled to continue health plan coverage pursuant to the continuation provisions of COBRA.

(iv) Outplacement services by a firm selected by the Executive so long as such services are commenced within twelve (12) months following the Executive’s Separation from Service and are completed prior to the end of the second calendar year following the year in which the Executive’s Separation from Service occurs, at the expense of the Company in a reasonable amount not to exceed the lesser of 15% of the Executive’s Base Pay or $50,000, payable within thirty (30) days after receipt of an invoice from the outplacement firm.

(b) Subject to the provisions of this Plan, including but not limited to Section 6, if during the Severance Period, the employment of an Executive is terminated by the Company without Cause or by the Executive for Good Reason, then, in lieu of the pay and benefits provided in subsection (a), the Company will pay or provide to the Executive the following:

(i) A single lump sum cash payment equal to (x) with respect to Executives who are Executive Officers, and the Chief Executive Officer, two (2) times such Executive’s Annual Compensation, and (y) with respect to all other Executives, one and a half (1.5) times such Executive’s Annual Compensation. Except as provided in Section 5(e), payment of the lump sum shall be made forty-five (45) days after the date of the Executive’s Separation from Service.

(ii) A single lump sum cash payment of the pro rata portion of the annual cash incentive compensation award, if any, granted to the Executive for the year in which the Executive’s termination occurs, determined by multiplying (x) the target payout amount due under the award, by (y) the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment. Except as provided in Section 5(e), payment of the lump sum shall be made forty-five (45) days after the date of the Executive’s Separation from Service.

(iii) For eighteen (18) months following his date of termination, provided the Executive timely makes an election to continue health plan coverage pursuant to COBRA, the Company shall charge the Executive only the premiums or contributions being paid during such period by similarly situated active employees for such coverage. Notwithstanding the foregoing, with respect to any fully-insured health plan, if the Company determines that the provision of such coverage would be considered discriminatory such that the Company would be subject to an excise tax for providing such coverage, then this provision shall cease to apply as of the date of such determination and the Executive shall be entitled to continue health plan coverage pursuant to the continuation provisions of COBRA.

(iv) Outplacement services by a firm selected by the Executive so long as such services are commenced within twelve (12) months following the

Executive’s Separation from Service and are completed prior to the end of the second calendar year following the year in which the Executive’s Separation from Service occurs, at the expense of the Company in a reasonable amount not to exceed the lesser of 15% of the Executive’s Base Pay or $50,000, payable within thirty (30) days after receipt of an invoice from the outplacement firm.

(c) The Company’s obligation to make the payments or provide the benefits, and the Executive’s right to receive such payments or benefits, described in Sections 5(a) or 5(b) are conditioned on the execution by the Executive (and failure to revoke, if applicable) and delivery to the Company of the confidentiality, non-compete and non-disparagement agreement provided by the Company to the Executive, which shall be substantially in the form set forth in Exhibit A hereto, and the release provided by the Company to the Executive, which shall be substantially in the form set forth in Exhibit B hereto, no later than thirty (30) days after the date of the Executive’s termination of employment. If the Executive fails to execute (or executes and then revokes, if applicable) either the agreement set forth in Exhibit A or the release set forth in Exhibit B within such thirty (30) day period, then the Company shall have no obligation to make the payments or provide the benefits described hereinabove.

(d) Without limiting the rights of an Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, then the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite “prime rate” as quoted from tune to time during the relevant period in the Midwest Edition of The Wall Street Journal plus the lesser of 5% or the maximum rate of interest allowed by law. Such interest will be payable as it accrues on demand. Any change of such prime rate or maximum rate will be effective on and as of the date of such change.

(e) Notwithstanding the timing of payments set forth in this Section 5, if the Company determines that the Executive is a “specified employee” within the meaning of Code Section 409A on the date of the Executive’s Separation from Service, then the payments due under Sections 5(a)(i) and 5(b)(i) and (ii), and any other payment that the Company determines is not exempt from Code Section 409A, will be delayed (without any reduction in such payments or benefits ultimately paid or provided to Executive and without earnings or interest) and will be paid one day and six (6) months following the date of the Executive’s Separation from Service.

(f) Notwithstanding any provision of the Plan to the contrary, the rights and obligations under this Section and under Sections 6 and 9 will survive any termination or expiration of the Plan or the termination of an Executive’s employment for any reason whatsoever.

6. Limitations on Severance Pay and Other Payments or Benefits.

(a) Notwithstanding any other provision of this Plan, if any portion of the Severance Pay or any other payment under this Plan, or under any other agreement with the Executive or plan of the Company or its Affiliates (in the aggregate, “Total

Payments”), would constitute an “excess parachute payment” and would, but for this Section 6(a), result in the imposition on the Executive of an excise tax under Section 4999 of the Code (the “Excise Tax”), then the Total Payments to be made to the Executive shall either be (i) delivered in full, or (ii) delivered in such amount so that no portion of such Total Payments would be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Executive of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax).

(b) Within forty (40) days following a termination of employment or notice by one party to the other of its belief that there is a payment or benefit due the Executive that will result in an excess parachute payment, the Executive and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel (“National Tax Counsel”) selected by the Company’s independent auditors and reasonably acceptable to the Executive (which may be regular outside counsel to the Company), which opinion sets forth (i) the amount of the Base Period Income (as defined below), (ii) the amount and present value of the Total Payments, (iii) the amount and present value of any excess parachute payments determined without regard to any reduction of Total Payments pursuant to Section 6(a)(ii) and (iv) the net after-tax proceeds to the Executive, taking into account the tax imposed under Code Section 4999 if (x) the Total Payments were reduced in accordance with Section 6(a)(ii) or (y) the Total Payments were not so reduced. The opinion of National Tax Counsel shall be addressed to the Company and the Executive and shall be binding upon the Company and the Executive. If such National Tax Counsel opinion determines that Section 6(a)(ii) above applies, then the Severance Pay hereunder or any other payment or benefit determined by such counsel to be includable in Total Payments shall be reduced or eliminated so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Section 409A of the Code, then the reduction shall be made pro rata among the payments or benefits included in the Severance Pay (on the basis of the relative present value of the parachute payments).

(c) For purposes of this Plan: (i) the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Section 280G of the Code and such “parachute payments” shall be valued as provided therein; (ii) present value shall be calculated in accordance with Section 280G(d)(4) of the Code; (iii) the term “Base Period Income” means an amount equal to the Executive’s “annualized includible compensation for the base period” as defined in Section 280G(d)(1); (iv) for purposes of the opinion of National Tax Counsel, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code, which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Executive; and (v) the Executive shall be deemed to pay federal income tax and local income taxes at the highest marginal rate of taxation in the state or locality of the Executive’s domicile (determined in both cases in the calendar year in which the termination of employment or notice described in Section 6(b) is given, whichever is earlier), net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(d) If such National Tax Counsel so requests in connection with the opinion required by this Section 6, then the Executive and the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Executive solely with respect to its status under Section 280G of the Code.

(e) The Company agrees to bear all costs associated with, and to indemnify and hold harmless, the National Tax Counsel of and from any and all claims, damages, and expenses resulting from or relating to its determinations pursuant to this Section 6, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.

(f) This Section 6 shall be amended to comply with any amendment or successor provision to Sections 280G or 4999 of the Code. If such provisions are repealed without successor, then this Section 6 shall be cancelled without further effect.

7. No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible for an Executive to find reasonably comparable employment following his termination of employment with the Company and that the non-competition agreement required by Section 5(c) will further limit the employment opportunities for an Executive. Accordingly, the provision of Severance Pay by the Company to an Executive in accordance with the terms of the Plan is hereby acknowledged by the Company to be reasonable, and an Executive will not be required to mitigate the amount of any payment provided for in the Plan by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of an Executive hereunder or otherwise.

8. Certain Payments not Considered for Other Benefits, etc. The legal fee and expense reimbursement provided under Section 8 and reimbursements for outplacement counseling provided under Section 5 will not be included as earnings for the purpose of calculating contributions or benefits under any employee benefit plan of the Company.

9. Legal Fees and Expenses. Following a Change of Control, it is the intent of the Company that each Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of his rights under the Plan by litigation or otherwise (including making a claim pursuant to the provisions of Section 17(d)) because the cost and expense thereof would substantially detract from the benefits intended to be extended to each Executive hereunder. Accordingly, if it should appear to an Executive that the Company has failed to comply with any of its obligations under the Plan following a Change of Control or in the event that the Company or any other person takes or threatens to take any action to declare the Plan void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, in each case, following a Change of Control the Company irrevocably authorizes the Executive from time to time to retain counsel of his choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive’s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship will exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by the Executive in connection with any of the foregoing; provided that, in regard to such matters, the Executive has not acted in bad faith or with no colorable claim of success. The Company shall promptly pay the fees incurred, upon receipt of proper documentation thereof, and in no event shall payment be made later than the end of the calendar year following the calendar year in which such fees were incurred.

10. Employment Rights. Nothing expressed or implied in the Plan shall create any right or duty on the part of the Company or an Executive to have the Executive remain in the employment of the Company at any time prior to or following a Change of Control. Each Executive covered by this Plan expressly acknowledges that he is an employee at will.

11. Withholding of Taxes. The Company or its Affiliate may withhold from any amounts payable under the Plan all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

12. Successors and Binding Effect.

(a) The Company will require any successor (including, without limitation, any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company, whether by purchase, merger, consolidation, reorganization or otherwise, and such successor shall thereafter be deemed the Company for the purposes of the Plan), to expressly or by operation of law assume and agree to perform the obligations under the Plan in the same manner and to the same extent the Company would be required to perform if no such succession had taken place; provided that the assignment of this Plan shall not affect whether a Change of Control has occurred. The Plan shall be binding upon and inure to the benefit of the Company and any successor to the Company, but shall not otherwise be assignable, transferable or delegable by the Company.

(b) The rights under the Plan shall inure to the benefit of and be enforceable by each Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

(c) The rights under the Plan are personal in nature and neither the Company nor any Executive shall, without the consent of the other, assign, transfer or delegate the Plan or any rights or obligations hereunder except as expressly provided in this Section. Without limiting the generality of the foregoing, an Executive’s right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section, the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

(d) The obligation of the Company to make payments and/or provide benefits hereunder shall represent an unsecured obligation of the Company.

(e) The Company recognizes that each Executive will have no adequate remedy at law for breach by the Company of any of the agreements contained herein and, in the event of any such breach, the Company hereby agrees and consents that each Executive shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of obligations of the Company under the Plan.

13. Governing Law. All matters affecting this Plan, including the validity, interpretation, construction and performance of the Plan shall be governed by the laws of the State of Michigan, without giving effect to the principles of conflict of laws of such State.

14. Validity. If any provisions of the Plan or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of the Plan and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

15. Headings. The headings in the Plan are for convenience of reference only and do not define, limit or describe the scope or intent of the Plan or any part hereof and shall not be considered in any construction hereof.

16. Construction. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender and the singular shall be deemed to include the plural, unless the context clearly indicates to the contrary.

17. Administration of the Plan.

(a) In General: The Plan shall be administered by the Company, which shall be the named fiduciary under the Plan.

(b) Delegation of Duties: The Company may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of Severance Pay, to named administrator or administrators.

(c) Regulations: The Company shall promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the terms and conditions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan.

(d) Claims Procedure: The Company shall determine the rights of any employee of the Company to any Severance Pay hereunder. Any employee or former employee of the Company who believes that he has not received any benefit under the Plan to which he believes he is entitled, may file a claim in writing with the General Counsel of the Company (or the Secretary, in the case the Executive is the General Counsel). The Company shall, no later than ninety (90) days after the receipt of a claim, either allow or deny the claim by written notice to the claimant. If a claimant does not receive written notice of the Company’s decision on his claim within such ninety (90)-day period, the claim shall be deemed to have been denied in full.

A denial of a claim by the Company, wholly or partially, shall be written in a manner calculated to be understood by the claimant and shall include:

(i) the specific reason or reasons for the denial;

(ii) specific reference to pertinent Plan provisions on which the denial is based;

(iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv) an explanation of the claim review procedure, including the claimant’s right to bring a suit for benefits under ERISA section 502(a) following an adverse benefit determination upon review.

A claimant whose claim is denied (or his duly authorized representative) may, within thirty (30) days after receipt of denial of his claim, request a review of such denial by the Company by filing with the Secretary of the Company (or the General Counsel, in the case the Executive is the Secretary) a written request for review of his claim. If the claimant does not file a request for review with the Company within such 30-day period, the claimant shall be deemed to have acquiesced in the original decision of the Company on his claim. If a written request for review is so filed within such 30-day period, the Company shall conduct a full and fair review of such claim.

During such full review, the claimant shall be given the opportunity to review documents that are pertinent to his claim and to submit issues and comments in writing. The Company shall notify the claimant of its decision on review within sixty (60) days after receipt of a request for review. Notice of the decision on review shall be in writing. If the decision on review is not furnished to the claimant within such 60-day period, the claim shall be deemed to have been denied on review.

(e) Requirement of Receipt. Upon receipt of any Severance Pay hereunder, the Company reserves the right to require any Executive to execute a receipt evidencing the amount and payment of such Severance Pay.

18. Amendment and Termination. The Company reserves the right, except as hereinafter provided, at any time and from time to time, to amend, modify, or change the Plan, including any Exhibit thereto; provided, however, that any such amendment, modification, or change that adversely affects the rights of any Executive under the Plan may not be made without the written consent of any such Executive. Notwithstanding the foregoing, the Company may amend the Plan as necessary to comply with Section 409A of the Code without obtaining the consent of an Executive. The Company may terminate the Plan only as provided in Section 2.

19. Other Plans, etc. If the terms of this Plan are inconsistent with the provisions of any other plan, program, contract or arrangement of the Company, to the extent such plan, program, contract or arrangement may be amended by the Company, the terms of the Plan will be deemed to so amend such plan, program, contract or arrangement, and the terms of the Plan will govern.

IN WITNESS WHEREOF, Cooper-Standard Automotive Inc. has caused the Plan to be executed as of the     day of             , 2011.

COOPER-STANDARD AUTOMOTIVE INC.

By:

Its:

EXHIBIT A

Form of Confidentiality, Non-Compete and Non-Disparagement Agreement

WHEREAS, the Executive’s employment has been terminated in accordance with Section 4(b) of the Cooper-Standard Automotive Inc. Executive Severance Pay Plan, (the “Plan”) (capitalized terms used herein without definition have the meanings specified in the Plan); and

WHEREAS, the Executive is required to sign this Confidentiality, Non-Compete and Non-Disparagement Agreement (“Agreement”) in order to receive the Severance Pay (as such term is defined in the Plan) as described in Section 5 of the Plan.

NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:

1. Effective Date of Agreement. This Agreement is effective on the date hereof and continue in effect as provided herein.

2. Confidentiality; Confidential Information. In consideration of the payments to be made and the benefits to be received by the Executive pursuant to the Plan:

(a) Executive acknowledges and agrees that in the performance of his duties as an employee of the Company or its Affiliates, he was and will continue to be brought into frequent contact with, had and will continue to have access to, and became and will continue to become informed of confidential and proprietary information of the Company and its Affiliates and/or information which is a trade secret of the Company and/or its affiliates (collectively, “Confidential Information”), as more fully described in paragraph (b) of this Section. Executive acknowledges and agrees that the Confidential Information of the Company and its Affiliates gained by Executive during his association with the Company and its Affiliates was, is and will be developed by and/or for the Company and its affiliates through substantial expenditure of time, effort and money and constitutes valuable and unique property of the Company and its Affiliates.

(b) The Executive will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner any Confidential Information of the Company or its Affiliates without limitation as to when or how the Executive may have acquired such Confidential Information (subject to subsection (d)). The Executive specifically acknowledges that Confidential Information includes any and all information, whether reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form), or maintained in the mind or memory of the Executive and whether compiled or created by the Company or its Affiliates, which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, that reasonable efforts have been put forth by the Company and its Affiliates to maintain the secrecy of Confidential Information, that such Confidential Information is and will remain the sole property of the Company and its Affiliates, and that any retention (in tangible form) or use by the Executive of Confidential Information not in the good faith performance of his duties in the best interest of the Company or, in any case, after the termination of the Executive’s employment with and services for the Company and its Affiliates shall constitute a misappropriation of the Company’s Confidential Information.

(c) The Executive further agrees that he shall return, within ten (10) days of the effective date of his termination as an employee of the Company and its Affiliates, in good condition, all property of the Company and its Affiliates then in his possession, including, without limitation, whether in hard copy or in any other media (i) property, documents and/or all other materials (including copies, reproductions, summaries and/or analyses) which constitute, refer or relate to Confidential Information of the Company or its Affiliates, (ii) keys to property of the Company or its Affiliates, (iii) files and (iv) blueprints or other drawings.

(d) The Executive further acknowledges and agrees that his obligation of confidentiality shall survive until and unless such Confidential Information of the Company or its Affiliates shall have become, through no fault of the Executive, generally known to the industry or the Executive is required by law (after providing the Company with notice and opportunity to contest such requirement) to make disclosure. The Executive’s obligations under this Section are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Executive may have to the Company and its Affiliates under general legal or equitable principles or statutes.

3. Non-Disparagement. The Executive agrees that he will not take any action to disparage or criticize the Company or its Affiliates or their respective employees, officers, directors, owners or customers or to engage in any other action that injures or hinders the business relationships of the Company or its Affiliates. Nothing contained in this Section 3 shall preclude the Executive from enforcing his rights under the Plan.

4. Non-Compete. The Executive agrees that he will not, for a period of [insert severance period, e.g. two (2) years if two (2) times Base Pay is being paid] following his termination with the Company and its Affiliates, engage in Competitive Activity.

5. Nonsolicitation. The Executive further agrees that he will not, directly or indirectly, for a period of [insert severance period, e.g. two (2) years if two (2) times Base Pay is being paid] following his termination with the Company and its Affiliates:

(a) induce or attempt to induce customers, business relations or accounts of the Company or any of its Affiliates to relinquish their contracts or relationships with the Company or any of its Affiliates; or

(b) solicit, entice, assist or induce other employees, agents or independent contractors to leave the employ of the Company or any of its Affiliates or to terminate their engagements with the Company and/or any of its Affiliates or assist any competitors of the Company or any of its Affiliates in securing the services of such employees, agents or independent contractors.

6. Definitions. For purposes of this Agreement, “Competitive Activity” means the Executive’s participation, without the written consent of the Chief Executive Officer (except where the Executive holds such position, in which case the Board shall be required to provide such written consent), if any, of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company or any its Affiliates and such enterprise’s sales of any product or service competitive with any product or service of the Company or its Affiliates amounted to 5% of such enterprise’s net sales for its most recently completed fiscal year and if the Company’s net sales of said product or service amounted to 5% of, as applicable, the Company’s or its Affiliate’s net sales for its most recently completed fiscal year. “Competitive Activity” will not include (i) the mere ownership of 5% or more of securities in any such enterprise and the exercise of rights appurtenant thereto or (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.

IN WITNESS WHEREOF, the Executive has executed and delivered this Agreement on the date set forth below.

Dated:
[ ]
Executive

EXHIBIT B

Form of Release

WHEREAS, the Executive’s employment has been terminated in accordance with Section 4(b) of the Cooper-Standard Automotive Inc. Executive Severance Pay Plan (the “Plan”) (capitalized terms used herein without definition have the meanings specified in the Plan); and

WHEREAS, the Executive is required to sign this Release in order to receive the Severance Pay (as such term is defined in the Plan) of the Plan and the other benefits described in the Plan.

NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:

1. This Release is effective on the date hereof and will continue in effect as provided herein.

2. In consideration of the payments to be made and the benefits to be received by the Executive pursuant to the Plan, which the Executive acknowledges are in addition to payments and benefits which the Executive would be entitled to receive absent the Plan, the Executive, for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges Cooper-Standard Automotive Inc. (“Cooper”), its predecessors, parents, subsidiaries, divisions, related or Affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (the “Company”) from any and all arbitrations, claims, including claims for attorney’s fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which Executive now has or may have had for, upon, or by reason of any cause whatsoever (“claims”), against the Company, including but not limited to:

(e) any and all claims arising out of or relating to Executive’s employment by or service with the Company and his termination from the Company;

(f) any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, The Elliott-Larsen Civil Rights Act, the Michigan Handicappers’ Civil Rights Act, the Michigan Wage Payment Act (MCLA Section 408.471), the Polygraph Protection Act of 1981, the Michigan Whistleblower’s Protection Act (MCLA Section 15.361), the common law of the State of Michigan,1 and any other applicable state statutes and regulations; and

[1]	Insert applicable local law for executives outside of Michigan. The following applies for executives in Indiana: Indiana Civil Rights Law: Ind. Code § 22-9-1-1, The Indiana Discrimination Against Disabled Persons Act: Ind. Code § 22-9-5, The Indiana Age Discrimination Act: Ind. Code § 22-9-2, Indiana Equal Pay Law: Ind. Code § 22-2-2-4, The Indiana Smoker’s Rights Law: Ind. Code § 22-5-4-1, The Indiana Whistle Blower Law: Ind. Code § 22-5-3-3, the common law of the State of Indiana.

provided, however, that the foregoing shall not apply to claims to enforce rights that Executive may have as of the date hereof or in the future under any of Cooper’s health, welfare, retirement, pension or incentive plans, under any indemnification agreement between the Executive and Cooper, under Cooper’s indemnification by-laws, under the directors’ and officers’ liability coverage maintained by Cooper, under the applicable provisions of the Delaware General Corporation Law, or that Executive may have in the future under the Plan or under this Release.

(g) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied.

3. Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Executive ever had or now may have against the Company to the extent provided in this Release. Executive further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in the Plan.

4. Executive further agrees and acknowledges that:

(h) The release provided for herein releases claims to and including the date of this Release;

(i) Executive has been advised by the Company to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terns of this Release, and enters into this Release freely, voluntarily and intending to be bound;

(j) Executive has been given a period of 21 days to review and consider the terms of this Release prior to its execution and that he may use as much of the 21 day period as he desires; and

(k) Executive may, within 7 days after execution, revoke this Release. Revocation shall be made by delivering a written notice of revocation to the General Counsel of the Company. For such revocation to be effective, written notice must be actually received by the General Counsel of the Company (or any successor thereto) no later than the close of business on the 7th day after Executive executes this Release. If Executive does exercise his right to revoke this Release, all of the terms and conditions of the Release shall be of no force and effect and the Company shall not have any obligation to make payments or provide benefits to Executive as set forth in the Plan.

5. Executive agrees that he will never file a lawsuit or other complaint asserting any claim that is released in this Release.

6. Executive waives and releases any claim that he has or may have to reemployment after the date of this Release.

IN WITNESS WHEREOF, the Executive has executed and delivered this Release on the date set forth below.

Dated:
[ ]
Executive